Exhibit 21.1

Subsidiaries of Bank7 Corp.

Entity Name	State of Incorporation

Bank7	Oklahoma

Subsidiaries of Bank7

Entity Name	State of Incorporation

1039 NW63RD, LLC	Oklahoma